EXHIBIT 4.5

DESCRIPTION OF SECURITIES OF THE REGISTRANT

This exhibit identifies the classes of our capital stock and some of the rights associated with each class of our capital stock.

Our authorized capital stock consists of 12,000,000 shares of class A common stock, $0.01 par value per share, 150,000,000 shares of class B common stock, $0.01 par value per share, 1,200,000 shares of class C common stock, $0.01 par value per share, and 5,000,000 shares of class D common stock, $0.01 par value per share. Shares of class A, C and D common stock may be converted into class B common stock on a share-for-share basis.

Our class B common stock currently trades on the New York Stock Exchange under the symbol “UHS.”

Class A common stock, class B common stock, class C common stock and class D common stock are substantially similar except that each class has different voting rights. Each share of class A common stock has one vote per share; each share of class B common stock has one-tenth vote per share; each share of class C common stock has one hundred votes per share; and each share of class D common stock has ten votes per share. Notwithstanding the foregoing, if a holder of class C or class D common stock holds a number of shares of class A or class B common stock, respectively, which is less than ten times the number of shares of class C or class D common stock, respectively, that such holder holds, then such holder will only be entitled to one vote per share of class C common stock and one-tenth vote per share of class D common stock.

The holders of class B and class D common stock, voting together, with each share of class B and class D common stock having one vote per share, are entitled to elect the greater of 20% of our Board of Directors or one director. The holders of class B and class D common stock are also permitted to vote together as a separate class with respect to certain other matters or as required by applicable law. Holders of class A and class C common stock, voting as a single class, elect the remaining directors and vote together with the holders of class B and class D common stock on all other matters.

All common shares participate equally in distributions payable to shareholders when and as declared by our Board of Directors. We have a history of paying quarterly cash dividends to our stockholders and it is our current intention to pay comparable dividends in the future.